Exhibit 99.1

Contacts:	Amedisys, Inc.
Kevin LeBlanc
Director of Investor Relations
(225) 292-2031
kleblanc@amedisys.com

AMEDISYS REPORTS RECORD THIRD QUARTER REVENUE AND NET INCOME

UPDATES 2008 REVENUE AND EPS GUIDANCE

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 A.M. ET

BATON ROUGE, Louisiana (October 28, 2008) — Amedisys, Inc. (NASDAQ: AMED) (“Amedisys,” “we,” “us,” or “our”), one of America’s leading home health nursing companies, today reported its financial results for the three-month period ended September 30, 2008. We posted record financial performance for the three-month period ended September 30, 2008 with net service revenue and net income increasing 77.7% and 16.2%, respectively, over the three-month period ended September 30, 2007. Following are highlights of our performance for the three and nine-month periods ended September 30, 2008:

Three-Month Periods Ended September 30, 2008 and 2007

•	Net service revenue increased 77.7% to $321.6 million compared to $180.9 million in 2007.

•	Net income increased 16.2% to $23.5 million compared to $20.2 million in 2007.

•

Diluted earnings per share increased 13.0% to $0.87 compared to $0.77 per diluted share in 2007. The weighted average number of diluted shares outstanding increased to approximately 27.0 million compared to 26.3 million in 2007.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 46.4% to $49.4 million compared to $33.7 million in 2007.

•

After adding back $1.1 million ($0.7 million, net of income tax) or $0.02 per diluted share in certain TLC Health Care Services, Inc. (“TLC”) integration costs[1] for the three month period in 2008, and excluding the $4.2 million or $0.16 per diluted share Alliance gain[2] for the three-month period in 2007, the following would have been our results:

-	Adjusted net income increased 50.9% to $24.1 million compared to $16.0 million in 2007;

-	Adjusted diluted earnings per share increased 45.9% to $0.89 compared to $0.61 per diluted share in 2007; and

-	Adjusted EBITDA increased 71.0% to $50.4 million compared to $29.5 million in 2007.

Nine-Month Periods Ended September 30, 2008 and 2007

•	Net service revenue increased 68.1% to $847.3 million compared to $503.9 million in 2007.

•	Net income increased 24.7% to $60.3 million compared to $48.4 million in 2007.

•

Diluted earnings per share increased 21.6% to $2.25 compared to $1.85 per diluted share in 2007. The weighted average number of diluted shares outstanding increased to approximately 26.8 million compared to 26.2 million in 2007.

•	EBITDA increased 50.8% to $126.0 million compared to $83.6 million in 2007.

•

After adding back $3.7 million ($2.3 million, net of income tax) or $0.08 per diluted share in certain TLC integration costs[1] for the nine-month period in 2008, and excluding the $4.2 million or $0.16 per diluted share Alliance gain[2] for the nine-month period in 2007, the following would have been our results:

-	Adjusted net income increased 41.7% to $62.6 million compared to $44.2 million in 2007;

-	Adjusted diluted earnings per share increased 37.9% to $2.33 compared to $1.69 per diluted share in 2007; and

-	Adjusted EBITDA increased 63.5% to $129.7 million compared to $79.3 million in 2007.

“This has been another exceptional quarter and nine-months with record revenue and earnings per share. All TLC agencies have been converted and are now operating on our corporate operating systems including the Point of Care network,” stated William F. Borne, Chief Executive Officer of Amedisys.

Updated 2008 Guidance

•	Net service revenue is anticipated to be in the range of $1.150 billion to $1.175 billion, excluding the effects of future acquisitions, if they are made.

•

Diluted earnings per share are expected to be in the range of $3.20 to $3.25 based on an estimated 26.9 million shares outstanding, after adding back any TLC integration costs and also excluding the effects of future acquisitions, if they are made.

[1]	See footnote 2 on page 5 for an explanation of these certain TLC integration costs.
[2]	See footnote 3 on page 5 for an explanation of the Alliance gain.

We urge caution in considering our current trends disclosed in this press release. The home health and hospice industry is highly competitive, and trends and guidance are subject to numerous factors, risks, and influences, some of which are referenced in the cautionary language below and others that are described more fully in our reports and registration statements filed with the Securities and Exchange Commission (“SEC”) including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov , and our internet website, http://www.amedisys.com . We disclaim any obligations to update disclosed information on trends or targets other than in our periodic filings with the SEC.

Earnings Call and Webcast Information

To participate in the conference call, please dial (888) 686-9695 (Domestic) or (913) 312-1433 (International) a few minutes before 10:00 a.m. ET on Tuesday, October 28, 2008. A replay of the conference call will be available beginning at 1:00 p.m. ET on October 28, 2008 through November 4, 2008. The replay dial in number is (888) 203-1112 (Domestic) or (719) 457-0820 (International). The replay pin number is 2408709.

The call will also be available on the internet live and for seven days thereafter at the following web address: http://www.amedisys.com/investors

We are headquartered in Baton Rouge, Louisiana. Our common stock trades on the NASDAQ Global Select Market under the symbol “AMED.”

Additional information on us can be found at:

http://www.amedisys.com

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein. These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, our ability to complete acquisitions, we announce from time to time, and any financing related thereto, our ability to meet debt service requirements and comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, our ability to attract and retain qualified personnel, ongoing development and success of new start-ups, our ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. Amedisys expressly disclaims any obligation or undertaking and it does not intend to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures as defined under SEC rules: EBITDA, defined as net income before provision for income taxes, net interest expense and depreciation and amortization, Adjusted EBITDA, defined as EBITDA plus certain TLC integration costs, Adjusted net income, defined as net income plus certain TLC acquisition costs less the Alliance gain and Adjusted diluted earnings per share, defined as diluted earnings per share plus the earnings per share effect of certain TLC acquisitions costs less the earnings per share effect of the Alliance gain. In accordance with SEC rules, we have provided herein a reconciliation of these non-GAAP financial measure to the most directly comparable generally accepted accounting principles (“GAAP”) measure. Management believes that these are useful gauges of our performance and are common measures used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED FINANCIAL STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

Balance Sheet Information

			September 30, 2008	December 31, 2007
Current assets			$200,463	$164,513
Total assets			1,050,723	587,111
Total current liabilities			192,908	101,736
Total long-term obligations			328,749	37,555
Minority interests			778	849
Total stockholders’ equity			528,288	446,971

Income Statement Information
	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2008	2007	2008	2007
Net service revenue	$321,561	$180,910	$847,319	$503,948
Cost of service, excluding depreciation and amortization (1)	151,122	84,460	400,644	235,798
General and administrative and other expenses (1)	126,801	70,714	336,446	197,681

Operating expenses	277,923	155,174	737,090	433,479

Operating income	43,638	25,736	110,229	70,469
Other (expense) income	(5,019)	4,861	(10,678)	6,102

Income before income taxes and minority interest	38,619	30,597	99,551	76,571
Income tax expense	(15,144)	(10,391)	(39,253)	(28,183)
Minority interests	18	10	43	10

Net income	$23,493	$20,216	$60,341	$48,398

Net income per common share:
Basic	$0.88	$0.78	$2.29	$1.88

Diluted	$0.87	$0.77	$2.25	$1.85

Cash Flow Information
	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$29,290	$26,507	$86,834	$81,762
Net cash (used in) investing activities	(9,033)	(51,204)	(468,840)	(101,543)
Net cash (used in) provided by financing activities	(16,253)	(52)	331,480	2,152

Net increase (decrease) in cash and cash equivalents	4,004	(24,749)	(50,526)	(17,629)
Cash and cash equivalents at beginning of period	1,660	91,341	56,190	84,221

Cash and cash equivalents at end of period	$5,664	$66,592	$5,664	$66,592

(1)	Effective January 1, 2008, we have reclassified certain costs (primarily health care insurance) from our general and administrative expenses to our cost of service. As a result, our cost of service consists of the following expenses incurred by our clinical and clerical personnel in our agencies:

•	salaries and related benefits (including health care insurance and worker’s compensation insurance);

•	transportation expenses (primarily reimbursed mileage at a standard rate); and

•	supplies and services expenses (including payments to contract therapists).

As a result of this reclassification, we have conformed the prior period results to the current year presentation and thus have reclassified $5.2 million and $14.8 million for the three and nine-month periods ended September 30, 2007, respectively, from general and administrative expenses to cost of service.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(Financial Data in thousands)

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2008	2007	2008	2007
Financial Data:
Depreciation and amortization expense	$5,885	$3,853	$15,728	$9,624
Capital expenditures	$8,983	$6,640	$20,610	$23,087
Key Statistical Data:
General
Number of home health agencies	461	311	461	311
Number of hospice agencies	44	27	44	27
Number of managed agencies operated through joint ventures:
Home health agencies	4	4	4	4
Hospice agencies	2	2	2	2
Number of agencies acquired (1)	—	21	133	39
Number of agencies opened as start-up locations (1)	7	7	24	30
Days revenue outstanding (2)	56.7	49.3	56.7	49.3
Internal episodic-based revenue growth (3)	28%	27%	27%	25%
Internal episodic-based admission growth (4)	14%	11%	11%	13%
Internal episodic-based recertification growth (5)	23%	32%	27%	33%
Total visits (6)	1,879,573	1,102,913	5,012,793	3,124,096
Home Health
Episodic-based admissions (7)	53,203	32,672	145,623	95,647
Episodic-based recertifications (8)	48,367	29,441	129,067	80,773
Episodic-based completed episodes (9)	94,986	53,958	254,484	158,915
Average episodic-based revenue per completed episode (10)	$2,868	$2,672	$2,808	$2,661
Episodic-based visits per completed episode (11)	17.1	16.8	17.0	16.6

The following notes are for the periods indicated above:

(1)	Inclusive of both home health and hospice agencies.
(2)	For the three month periods ended September 30, 2008 and 2007, our calculation of days revenue outstanding is derived by dividing our period end gross patient accounts receivable, at September 30, 2008 and 2007, by our average daily net patient revenue for the three-month periods ended September 30, 2008 and 2007, respectively.
(3)	Internal episodic-based revenue growth is the percent increase in our base/start-up episodic-based revenue for the period as a percent of the total episodic-based revenue of the prior period.
(4)	Internal episodic-based admission growth is the percent increase in our base/start-up episodic-based admissions for the period as a percent of the total episodic-based admissions of the prior period.
(5)	Internal episodic-based recertification growth is the percent increase in our base/start-up episodic-based recertifications for the period as a percent of the total episodic-based recertifications of the prior period.
(6)	Total visits are defined as the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visit all eligible patients in their residence.
(7)	Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.
(8)	Episodic-based recertifications are defined as the number of patients recertified to our agencies during the period for an additional 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.
(9)	Episodic-based completed episodes are defined as the number of patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.
(10)	Average episodic-based revenue per completed episode is the average episodic-based revenue earned for each episodic-based completed episode of care.
(11)	Episodic-based visits per episode is calculated by dividing the total number of episodic-based visits on completed episodes in the period by the total number of episodic-based episodes completed in this period.

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA

	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2008	2007	2008	2007
Net income	$23,493	$20,216	$60,341	$48,398
Add:
Provision for income taxes	15,144	10,391	39,253	28,183
Interest expense (income), net	4,833	(756)	10,669	(2,644)
Depreciation and amortization	5,885	3,853	15,728	9,624

EBITDA (1)	$49,355	$33,704	$125,991	$83,561
Add:
Certain TLC acquisition costs (2)	1,072	—	3,743	—
Less:
Alliance (3)	—	(4,212)	—	(4,212)

Adjusted EBITDA (4)	$50,427	$29,492	$129,734	$79,349

Adjusted Net Income Reconciliation
	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2008	2007	2008	2007
Net income	$23,493	$20,216	$60,341	$48,398
Add:
Certain TLC acquisition costs (2)	652	—	2,267	—
Less:
Alliance (3)	—	(4,212)	—	(4,212)

Adjusted net income (5)	$24,145	$16,004	$62,608	$44,186

Adjusted Diluted Earnings Per Share Reconciliation
	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2008	2007	2008	2007
Diluted earnings per share	$0.87	$0.77	$2.25	$1.85
Add:
Certain TLC acquisition costs (2)	0.02	—	0.08	—
Less:
Alliance (3)	—	(0.16)	—	(0.16)

Adjusted diluted earnings per share (6)	$0.89	$0.61	$2.33	$1.69

(1)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(2)	Certain TLC integration costs incurred primarily for the payment of severances for TLC employees and for the conversion of the acquired TLC agencies to our operating systems including our Point of Care network. Net of income taxes, the certain TLC integration costs amounted to $0.7 million or $0.02 per diluted share and $2.3 million or $0.08 per diluted share for the three and nine-month the periods ended September 30, 2008, respectively.
(3)	Alliance Home Health, Inc. (“Alliance”), a wholly owned subsidiary of ours filed for Chapter 7 federal bankruptcy proceedings in September 2000. That case is now concluded. As a result, the remaining $4.2 million liabilities of Alliance were extinguished and we are not liable for any of these obligations. The discharge of the liabilities was a non-taxable event. The Alliance gain amounted to $0.16 per diluted share for both the three and nine-month periods ended September 30, 2007.
(4)	Adjusted EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization plus certain TLC integration costs and less the Alliance gain. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(5)	Adjusted net income is defined as net income plus certain TLC acquisition costs and less the Alliance gain. Adjusted net income should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted net income may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(6)	Adjusted diluted earnings per share is defined as diluted earnings per share plus the earnings per share effect of certain TLC acquisition costs and less the earnings per share effect of the Alliance gain. Adjusted diluted earnings per share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted diluted earnings per share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

5